Exhibit 99.1

         SANGAMO BIOSCIENCES ANNOUNCES THE APPOINTMENT OF DAVID ICHIKAWA
                 AS SENIOR VICE PRESIDENT, BUSINESS DEVELOPMENT

    POINT RICHMOND, Calif., Jan. 4 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today the appointment of David Ichikawa as Senior Vice President, Business Development. Mr. Ichikawa will have responsibility for all licensing and business development activities for the company and will report to Edward Lanphier, Sangamo's president and chief executive officer.

    "We are very pleased to have David join our management team," said Edward Lanphier. "He brings significant experience in both operations and business development from a successful career in the biotechnology industry and we expect him to play a key role developing and implementing our strategy to secure the commercial success of our ZFP Therapeutics."

    Mr. Ichikawa was most recently Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. He has more than 20 years of industry experience with both pharmaceutical and biotechnology companies in various commercial areas. Prior to Sagres Discovery, David held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa earned his M.B.A. degree from the University of California at Berkeley and a B.S. degree from the University of California at Davis.

    "The power of Sangamo's proprietary ZFP technology lies in its versatility and broad applicability. The ability to target specific DNA sequences in the genome to achieve activation, repression or modification of therapeutically relevant genes provides significant opportunities to develop novel therapeutics," said Mr. Ichikawa. "Increasingly, pharmaceutical companies are identifying 'validated targets' that prove to be 'non-druggable' using their conventional small molecule drug and recombinant protein approaches. I believe that Sangamo's technology will provide therapeutic approaches to such intractable problems and allow us to address these unmet medical needs. I am very pleased to be joining Sangamo and am looking forward to the opportunity to lead efforts to develop and commercialize this novel technology."

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell

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function. Sangamo is also developing sequence-specific  ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and applications of Sangamo's ZFP TF technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             01/04/2005
    /CONTACT: Elizabeth Wolffe, Ph.D, of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-532-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com